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                                                                     EXHIBIT 5.1

                                                   December 17, 1996

VIVUS, Inc.
545 Middlefield Road, Suite 200
Menlo Park, CA 94025

     RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

              We have examined the Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by VIVUS, Inc., a Delaware corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about December 17, 1996, in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock, no par value (the "Shares"), reserved for issuance pursuant to the 1991 Incentive Stock Plan, as amended (the "Plan"). As your legal counsel in connection with this transaction, we have reviewed the proceedings taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

              It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements that accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

              We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation